Exhibit 99.1

Auxilium Pharmaceuticals, Inc. AA4500 Conference Call December 7, 2006 9 a.m.

OPERATOR: Good morning, ladies and gentlemen, and welcome to the Auxilium Pharmaceuticals AA4500 conference call. At this time all participants have been placed on a listen-only mode.

I will now turn the call over to Jennifer Evans Stacey, Executive Vice President, General Counsel, Human Resources, and Secretary for Auxilium.

JENNIFER EVANS STACEY:

Good morning everyone. With me today is Armando Anido, Chief Executive Officer and President of Auxilium Pharmaceuticals and Jim Fickenscher, Auxilium’s Chief Financial Officer. Before we begin, I would like to remind you that we will make various remarks during this conference call that constitute “forward-looking-statements” for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward Looking Statements are all statements other than statements of historical facts, and generally may be identified by the words “believe,” “may,” “appear”, “could,” “will,” “estimate,” “continue,” “anticipate,” “see,” “intend,” “should,” “plan,” “endeavor,” and “expect.” Today, our forward looking statements will cover, among other things, the timing and outcome of our root cause analysis, the implementation of our corrective actions and their effect on AA4500, and the timing of resumption of the clinical trials for AA4500 for the treatment of Dupuytren’s contracture. Actual results may differ materially from those reflected in these forward-looking statements as a result of study results, responses from regulatory authorities as well as the various factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Given these risks and uncertainties, you should not rely on any such factors or forward-looking statements. Forward-looking statements provide the Company’s expectations, plans and forecasts of future events and views as of the date hereof. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. Also, today’s call may not be reproduced in any form without our express written consent.

I am pleased to turn the call over to our Chief Executive Officer and President, Armando Anido.

ARMANDO ANIDO:

Thank you, Jennifer, and thanks to all of you who are joining us on the phone or via webcast. The subject of today’s call is to bring you up to date on a manufacturing issue that has arisen with AA4500 clinical trial material that has caused us to temporarily suspend the dosing in the Phase III trials for AA4500 in Dupuytren’s contracture.

During routine stability testing, AA4500 clinical trial material failed a visual appearance test of the lyophilized material in some vials of the lot that is being used for clinical trials. We are currently conducting an investigation to determine the root cause of the failure. We believe the root cause is likely related to a higher than expected moisture content within the vial. Based on tests conducted to date, we have excluded a defective container closure as the cause and now believe that the issue is related to the lyophilization process and/or equipment.

The AA4500 clinical trial material is the cGMP (current Good Manufacturing Practices) batch produced by our contract manufacturers of clinical supplies and was being used in both of our current Dupuytren’s clinical trials. This batch is the only product currently available for use in a human clinical trial.

We were enrolling in both trials at our expected rate and have not received any reports of adverse reactions from the ongoing phase III trials. The clinical trial investigators will continue to monitor patients already dosed in accordance with the trial protocols.

Since the issue was uncovered a few days ago, our manufacturing, quality, clinical and regulatory teams have been working feverishly to find the root cause and implement a corrective action plan. We believe there are two ways that higher than expected moisture could be present in the vial.

The first is that moisture is entering the vial after it has been sealed in the manufacturing process. The second is that there is too much moisture left in the vial after the product has been lyophilized and sealed. To date, we have taken the following actions:

•	We conducted a 100% inspection of clinical trials material and concluded that 73% passed the inspection for visual appearance and 27% did not.

•	We notified the FDA of the issue and have requested a meeting to review the issue and our plan going forward

•	We completed a vial integrity test to rule out that moisture was entering the vial after it had been sealed. Based upon this test, we believe that vial integrity was not compromised and that, therefore, we are not dealing with a container closure issue, but rather an issue related to the lyophilization cycle and/or equipment.

•	We initiated an investigation into the lyophilization cycle and manufacturing equipment.

•	An investigation into whether the stoppers are contributing moisture to the vial and contents is ongoing.

At this time, it is still too early to speculate on the impact this temporary suspension of dosing in the phase III trials will have on the timelines for AA4500 for the treatment of Dupuytren’s contracture. We anticipate that we will need FDA (Food and Drug Administration) approval prior to resumption of the clinical trials. Any corrective actions that we believe are necessary will be implemented prior to the fill and lyophilization of the next batch of active material. We also plan on increasing the degree of moisture testing of the next batch to demonstrate that acceptable moisture levels have been obtained. Based upon the information that we have gathered to date, we believe that we may be able to cure the moisture issue by extending the lyophilization cycle drying time and modifying the manufacturing equipment to obtain a lower moisture content in the lyophilized material.

While we are disappointed by this development, we believe that voluntarily suspending the dosing in the trials is the right thing to do both for patients and for the Company. We know that the manufacture of biologics is complex and our team of experts will endeavor to complete the root cause investigation as soon as possible in order to implement corrective actions so that we can resume the phase III trials.

Thank you. We are now going to open up the call for your questions. Operator.